Exhibit 99.1

News Release
Contacts: Dana Ripley Media (612) 303-3167	Sean O’Connor Investors/Analysts (612) 303-0778

U.S. BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2015 EARNINGS

Achieves Record Net Income and EPS for the Full Year 2015

Full year return on average assets of 1.44 percent and average common equity of 14.0 percent

Returned 72 percent of full year earnings to shareholders

MINNEAPOLIS, January 15, 2016 — U.S. Bancorp (NYSE: USB) today reported net income of $1,476 million for the fourth quarter of 2015, or $0.80 per diluted common share, compared with $1,488 million, or $0.79 per diluted common share, in the fourth quarter of 2014. The fourth quarter of 2015 reflected a gain on the sale of a deposit portfolio, partially offset by accruals related to legal and compliance matters that, combined, increased diluted earnings per common share by $.01.

Highlights for the full year of 2015 included:

➢	Record full year diluted earnings per common share of $3.16, which were 2.6 percent higher than 2014

➢	Industry-leading return on average assets of 1.44 percent and average common equity of 14.0 percent

➢	Returned 72 percent of 2015 earnings to shareholders through dividends and share buybacks

Highlights for the fourth quarter of 2015 included:

➢	Record quarterly revenue

➢	Growth in average total loans of 4.2 percent over the fourth quarter of 2014 and 1.7 percent on a linked quarter basis (excluding student loans, which were transferred to held for sale at the end of the first quarter of 2015 and returned to held for investment on September 1, 2015)

¡	Growth in average total commercial loans of 9.0 percent over the fourth quarter of 2014 and 2.5 percent over the third quarter of 2015

¡	Growth in average auto loans of 13.0 percent over the fourth quarter of 2014 and 2.0 percent over the third quarter of 2015

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

➢	Growth in average total deposits of 6.9 percent over the fourth quarter of 2014 and 1.7 percent on a linked quarter basis

¡	Growth in average low-cost deposits, including noninterest-bearing and total savings deposits, of 11.4 percent year-over-year and 2.4 percent on a linked quarter basis

➢	Net interest income growth of 2.6 percent year-over-year and 1.8 percent linked quarter

¡	Growth in average earnings assets of 5.1 percent year-over-year, and 1.0 percent on a linked quarter basis

¡	Net interest margin relatively stable at 3.06 percent for the fourth quarter of 2015 compared with 3.04 percent in the prior quarter

➢	Continued momentum in payment-related fee revenue led by year-over-year increases in credit and debit card revenue of 8.1 percent

➢	Operating leverage improving at 0.6 percent year-over-year

➢	Strong capital position. At December 31, 2015, common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach was 9.1 percent and for the Basel III fully implemented advanced approaches was 11.9 percent.

EARNINGS SUMMARY								Table 1
($ in millions, except per-share data)	4Q 2015	3Q 2015	4Q 2014	Percent Change 4Q15 vs 3Q15	Percent Change 4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Percent Change

Net income attributable to U.S. Bancorp	$1,476	$1,489	$1,488	(.9)	(.8)	$5,879	$5,851	.5
Diluted earnings per common share	$.80	$.81	$.79	(1.2)	1.3	$3.16	$3.08	2.6

Return on average assets (%)	1.41	1.44	1.50			1.44	1.54
Return on average common equity (%)	13.7	14.1	14.4			14.0	14.7
Net interest margin (%)	3.06	3.04	3.14			3.05	3.23
Efficiency ratio (%) (a)	53.9	53.9	54.3			53.8	53.2
Tangible efficiency ratio (%) (a)	53.0	53.1	53.3			53.0	52.2

Dividends declared per common share	$.255	$.255	$.245	—	4.1	$1.010	$.965	4.7
Book value per common share (period end)	$23.28	$22.99	$21.68	1.3	7.4

(a)    Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses), and for tangible efficiency ratio, intangible amortization.

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

Net income attributable to U.S. Bancorp was $1,476 million for the fourth quarter of 2015, 0.8 percent lower than the $1,488 million for the fourth quarter of 2014, and 0.9 percent lower than the $1,489 million for the third quarter of 2015. Diluted earnings per common share of $0.80 in the fourth quarter of 2015 were $0.01 higher than the fourth quarter of 2014 and $0.01 lower than the previous quarter. The decrease in net income year-over-year was due to a higher provision for credit losses, lower noninterest income, impacted by the 2014 Nuveen gain, partially offset by increases in payments-related revenue and trust and investment management fees and the gain on the sale of a Health Savings Account deposit portfolio (“HSA deposit sale”), along with an increase in net interest income primarily driven by growth in earning assets. The decrease in net income on a linked quarter basis was primarily due to a seasonal increase in noninterest expense and the provision for credit losses, partially offset by higher net interest income primarily due to loan growth.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp delivered a remarkable performance in 2015; a year underscored by persistent and historically low interest rates, modest economic growth, and increasing regulatory requirements. More than any year in recent history, 2015 required strong management focus as we balanced decisions on operating efficiencies with opportunities for investing in future growth and addressing our customers’ needs. U.S. Bancorp rose to that challenge, delivering record net income and diluted EPS for the year and continuing with industry-leading performance metrics. We are well positioned as we move into 2016 – as indicated by our record fourth quarter revenue, strong momentum toward positive operating leverage during the quarter and the continued stability in our net interest margin. We also created value for our shareholders as we returned 72 percent of our 2015 earnings back to shareholders through dividends and share buybacks.

“As the operating environment continues to improve, we are optimistic about the momentum building in our core businesses, particularly within our Wealth Management and Security Services and Payment Services businesses. We recently announced an exciting new agreement with Fidelity Investments. U.S. Bank will become the exclusive issuer of the Fidelity® Rewards Visa Signature® Card and the Fidelity Investments 529 College Rewards® Visa Signature® Card. This program reflects the strength of our Payment Services business and strategic significance of our diversified business model.

“I am very proud of our 67,000 employees and their passionate commitment to creating value for our shareholders, customers, and communities. We were recently named one of the Most Ethical Companies in the World by the Ethisphere Institute. We also became one of the few banks to offer all the “Pays” – Apple Pay, Samsung Pay, and Android Pay – to our customers. We were one of the top three Small Business

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

Administration (SBA) lenders, fueling economic growth and progress across the country. And we invested millions of dollars and thousands of hours into improving our communities. As we look to 2016, we are well positioned to continue providing quality products and services to our customers and exceptional value to our shareholders from a position of strength and stability that our stakeholders have come to expect from U.S. Bancorp.”

INCOME STATEMENT HIGHLIGHTS								Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)				Percent Change 4Q15 vs 3Q15	Percent Change 4Q15 vs 4Q14
	4Q 2015	3Q 2015	4Q 2014			Full Year 2015	Full Year 2014	Percent Change

Net interest income	$2,871	$2,821	$2,799	1.8	2.6	$11,214	$10,997	2.0
Noninterest income	2,340	2,326	2,370	.6	(1.3)	9,092	9,164	(.8)

Total net revenue	5,211	5,147	5,169	1.2	.8	20,306	20,161	.7
Noninterest expense	2,809	2,775	2,804	1.2	.2	10,931	10,715	2.0

Income before provision and taxes	2,402	2,372	2,365	1.3	1.6	9,375	9,446	(.8)
Provision for credit losses	305	282	288	8.2	5.9	1,132	1,229	(7.9)

Income before taxes	2,097	2,090	2,077	.3	1.0	8,243	8,217	.3
Taxable-equivalent adjustment	52	53	55	(1.9)	(5.5)	213	222	(4.1)
Applicable income taxes	556	534	521	4.1	6.7	2,097	2,087	.5

Net income	1,489	1,503	1,501	(.9)	(.8)	5,933	5,908	.4
Net (income) loss attributable to noncontrolling interests	(13)	(14)	(13)	7.1	—	(54)	(57)	5.3

Net income attributable to U.S. Bancorp	$1,476	$1,489	$1,488	(.9)	(.8)	$5,879	$5,851	.5

Net income applicable to U.S. Bancorp common shareholders	$1,404	$1,422	$1,420	(1.3)	(1.1)	$5,608	$5,583	.4

Diluted earnings per common share	$.80	$.81	$.79	(1.2)	1.3	$3.16	$3.08	2.6

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)	4Q 2015	3Q 2015	4Q 2014	Change 4Q15 vs 3Q15	Change 4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Change

Components of net interest income
Income on earning assets	$3,209	$3,171	$3,158	$38	$51	$12,619	$12,454	$165
Expense on interest-bearing liabilities	338	350	359	(12)	(21)	1,405	1,457	(52)

Net interest income	$2,871	$2,821	$2,799	$50	$72	$11,214	$10,997	$217

Average yields and rates paid
Earning assets yield	3.42%	3.42%	3.54%	—%	(.12)%	3.43%	3.65%	(.22)%
Rate paid on interest-bearing liabilities	.50	.52	.55	(.02)	(.05)	.52	.58	(.06)

Gross interest margin	2.92%	2.90%	2.99%	.02%	(.07)%	2.91%	3.07%	(.16)%

Net interest margin	3.06%	3.04%	3.14%	.02%	(.08)%	3.05%	3.23%	(.18)%

Average balances
Investment securities (a)	$105,536	$103,943	$98,164	$1,593	$7,372	$103,161	$90,327	$12,834
Loans	256,692	250,536	246,421	6,156	10,271	250,459	241,692	8,767
Earning assets	373,091	369,265	354,961	3,826	18,130	367,445	340,994	26,451
Interest-bearing liabilities	269,940	269,479	259,938	461	10,002	269,474	249,972	19,502

(a) Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the fourth quarter of 2015 was $2,871 million, an increase of $72 million (2.6 percent) over the fourth quarter of 2014. The increase was the result of growth in average earning assets, partially offset by a continued shift in loan portfolio mix. Average earning assets were $18.1 billion (5.1 percent) higher than the fourth quarter of 2014, driven by increases of $10.3 billion (4.2 percent) in average total loans and $7.4 billion (7.5 percent) in average investment securities. Net interest income increased $50 million (1.8 percent) on a linked quarter basis, primarily due to higher average total loans. Average total loans were $4.2 billion (1.7 percent) higher on a linked quarter basis, excluding the student loan reclassification.

The net interest margin in the fourth quarter of 2015 was 3.06 percent, compared with 3.14 percent in the fourth quarter of 2014, and 3.04 percent in the third quarter of 2015. The decrease in the net interest margin on a year-over-year basis primarily reflected a change in loan portfolio mix, as well as growth in the investment portfolio at lower average rates and lower reinvestment rates on investment securities. On a linked quarter basis, the increase in the net interest margin was principally due to loan growth which also resulted in lower cash balances.

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

Investment Securities

Average investment securities in the fourth quarter of 2015 were $7.4 billion (7.5 percent) higher year-over-year and $1.6 billion (1.5 percent) higher than the prior quarter. These increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities, to support regulatory liquidity coverage ratio requirements.

AVERAGE LOANS								Table 4
($ in millions)	4Q 2015	3Q 2015	4Q 2014	Percent Change 4Q15 vs 3Q15	Percent Change 4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Percent Change

Commercial	$81,592	$79,486	$74,333	2.6	9.8	$78,815	$70,549	11.7
Lease financing	5,211	5,218	5,292	(.1)	(1.5)	5,268	5,185	1.6

Total commercial	86,803	84,704	79,625	2.5	9.0	84,083	75,734	11.0

Commercial mortgages	31,830	32,083	31,783	(.8)	.1	32,378	31,949	1.3
Construction and development	10,401	10,233	9,183	1.6	13.3	10,037	8,643	16.1

Total commercial real estate	42,231	42,316	40,966	(.2)	3.1	42,415	40,592	4.5

Residential mortgages	52,970	51,831	51,872	2.2	2.1	51,840	51,818	—

Credit card	18,838	17,944	17,990	5.0	4.7	18,057	17,635	2.4

Retail leasing	5,265	5,480	5,939	(3.9)	(11.3)	5,563	5,981	(7.0)
Home equity and second mortgages	16,241	16,083	15,853	1.0	2.4	16,046	15,564	3.1
Other	29,556	27,286	27,317	8.3	8.2	27,470	26,808	2.5

Total other retail	51,062	48,849	49,109	4.5	4.0	49,079	48,353	1.5

Total loans, excluding covered loans	251,904	245,644	239,562	2.5	5.2	245,474	234,132	4.8

Covered loans	4,788	4,892	6,859	(2.1)	(30.2)	4,985	7,560	(34.1)

Total loans	$256,692	$250,536	$246,421	2.5	4.2	$250,459	$241,692	3.6

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

Loans

Average total loans were $10.3 billion (4.2 percent) higher in the fourth quarter of 2015 than the fourth quarter of 2014, due to growth in total commercial loans (9.0 percent), credit card loans (4.7 percent), total other retail loans (4.0 percent) total commercial real estate loans (3.1 percent) and residential mortgages (2.1 percent). These increases were partially offset by a decline in covered loans (30.2 percent), including the impact of the expiration of the loss sharing agreements on commercial and commercial real estate assets at the end of 2014. Average total loans were $6.2 billion (2.5 percent) higher in the fourth quarter of 2015 than the third quarter of 2015. Excluding the student loan reclassification, average total loans were $4.2 billion (1.7 percent) higher in the fourth quarter of 2015 than the third quarter of 2015. The increase was driven by growth in total commercial loans (2.5 percent), credit card (5.0 percent) and residential mortgages (2.2 percent). The Company also acquired a $1.6 billion credit card portfolio at the end of the fourth quarter of 2015 which did not have a material impact to average balances for the quarter.

AVERAGE DEPOSITS								Table 5
($ in millions)	4Q 2015	3Q 2015	4Q 2014	Percent Change 4Q15 vs 3Q15	Percent Change 4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Percent Change

Noninterest-bearing deposits	$83,894	$80,940	$76,958	3.6	9.0	$79,203	$73,455	7.8
Interest-bearing savings deposits
Interest checking	57,109	56,888	54,199	.4	5.4	55,974	53,248	5.1
Money market savings	82,828	80,338	68,914	3.1	20.2	79,266	63,977	23.9
Savings accounts	37,991	37,480	34,955	1.4	8.7	37,150	34,196	8.6

Total of savings deposits	177,928	174,706	158,068	1.8	12.6	172,390	151,421	13.8
Time deposits	32,683	34,046	40,453	(4.0)	(19.2)	35,558	41,764	(14.9)

Total interest-bearing deposits	210,611	208,752	198,521	.9	6.1	207,948	193,185	7.6

Total deposits	$294,505	$289,692	$275,479	1.7	6.9	$287,151	$266,640	7.7

Deposits

Average total deposits for the fourth quarter of 2015 were $19.0 billion (6.9 percent) higher than the fourth quarter of 2014. Average noninterest-bearing deposits increased $6.9 billion (9.0 percent) year-over-year, mainly in Wholesale Banking and Commercial Real Estate and Consumer and Small Business Banking. Average total savings deposits were $19.9 billion (12.6 percent) higher year-over-year, the result of

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

growth in corporate trust, Wholesale Banking and Commercial Real Estate, and Consumer and Small Business Banking balances. Growth in Consumer and Small Business Banking total savings deposits included net new account growth of 3.2 percent. Average time deposits were $7.8 billion (19.2 percent) lower than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other wholesale funding sources, based on funding needs and relative pricing.

Average total deposits increased $4.8 billion (1.7 percent) over the third quarter of 2015. Average noninterest-bearing deposits increased $3.0 billion (3.6 percent) on a linked quarter basis, due to higher balances in Wholesale Banking and Commercial Real Estate and corporate trust. Average total savings deposits increased $3.2 billion (1.8 percent), reflecting increases in Wholesale Banking and Commercial Real Estate and Consumer and Small Business Banking. Average time deposits, which are managed based on funding needs and relative pricing, decreased $1.4 billion (4.0 percent) on a linked quarter basis.

NONINTEREST INCOME								Table 6
($ in millions)	4Q 2015	3Q 2015	4Q 2014	Percent Change 4Q15 vs 3Q15	Percent Change 4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Percent Change

Credit and debit card revenue	$294	$269	$272	9.3	8.1	$1,070	$1,021	4.8
Corporate payment products revenue	170	190	174	(10.5)	(2.3)	708	724	(2.2)
Merchant processing services	393	400	384	(1.8)	2.3	1,547	1,511	2.4
ATM processing services	79	81	80	(2.5)	(1.3)	318	321	(.9)
Trust and investment management fees	336	329	322	2.1	4.3	1,321	1,252	5.5
Deposit service charges	182	185	180	(1.6)	1.1	702	693	1.3
Treasury management fees	139	143	136	(2.8)	2.2	561	545	2.9
Commercial products revenue	222	231	219	(3.9)	1.4	867	854	1.5
Mortgage banking revenue	211	224	235	(5.8)	(10.2)	906	1,009	(10.2)
Investment products fees	44	46	49	(4.3)	(10.2)	185	191	(3.1)
Securities gains (losses), net	1	(1)	1	nm	—	—	3	nm
Other	269	229	318	17.5	(15.4)	907	1,040	(12.8)

Total noninterest income	$2,340	$2,326	$2,370	.6	(1.3)	$9,092	$9,164	(.8)

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

Noninterest Income

Fourth quarter noninterest income was $2,340 million, which was $30 million (1.3 percent) lower than the fourth quarter of 2014 and $14 million (0.6 percent) higher than the third quarter of 2015. The year-over-year decrease in noninterest income was primarily due to the impact of the 2014 Nuveen gain, partially offset by fee revenue growth and the HSA deposit sale. Higher credit and debit card revenue, trust and investment management fees, and merchant processing services were partially offset by a decrease in mortgage banking revenue, primarily due to an unfavorable change in the valuation of mortgage servicing rights (“MSRs”), net of hedging activities. Credit and debit card revenue increased $22 million (8.1 percent) due to higher transaction volumes. Trust and investment management fees increased $14 million (4.3 percent), reflecting the benefits of the Company’s investments in corporate trust and fund services businesses, as well as account growth and improved market conditions and lower fee waivers. Merchant processing services increased $9 million (2.3 percent) as a result of higher transaction volumes, along with account growth and equipment sales to merchants related to new chip card technology requirements, which decreased in the fourth quarter of 2015 compared with the third quarter of 2015. Adjusted for the approximate $16 million impact of foreign currency rate changes, year-over-year merchant processing services growth would have been approximately 6.5 percent.

Noninterest income was $14 million (0.6 percent) higher in the fourth quarter of 2015 than the third quarter of 2015. The increase in noninterest income on a linked quarter basis was primarily due to the HSA deposit sale and credit and debit card revenue, partially offset by seasonally lower corporate payment products revenue and lower mortgage banking revenue. Credit and debit card revenue increased $25 million (9.3 percent), primarily due to seasonally higher sales volumes. Other income increased $40 million (17.5 percent) reflecting the impact of the prior quarter notable items including the Visa Inc. Class B common stock sales and the student loan market adjustment, offset by the HSA deposit sale and other equity investment income. Corporate payment products revenue decreased $20 million (10.5 percent), reflecting the impact of seasonally higher third quarter government-related transaction volumes and mortgage banking revenue decreased $13 million (5.8 percent), primarily due to lower origination revenue.

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

NONINTEREST EXPENSE								Table 7
($ in millions)	4Q 2015	3Q 2015	4Q 2014	Percent Change 4Q15 vs 3Q15	Percent Change 4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Percent Change

Compensation	$1,212	$1,225	$1,151	(1.1)	5.3	$4,812	$4,523	6.4
Employee benefits	272	285	245	(4.6)	11.0	1,167	1,041	12.1
Net occupancy and equipment	246	251	248	(2.0)	(.8)	991	987	.4
Professional services	125	115	132	8.7	(5.3)	423	414	2.2
Marketing and business development	96	99	129	(3.0)	(25.6)	361	382	(5.5)
Technology and communications	230	222	219	3.6	5.0	887	863	2.8
Postage, printing and supplies	74	77	86	(3.9)	(14.0)	297	328	(9.5)
Other intangibles	46	42	51	9.5	(9.8)	174	199	(12.6)
Other	508	459	543	10.7	(6.4)	1,819	1,978	(8.0)

Total noninterest expense	$2,809	$2,775	$2,804	1.2	.2	$10,931	$10,715	2.0

Noninterest Expense

Fourth quarter noninterest expense was $2,809 million, which was $5 million (0.2 percent) higher than the fourth quarter of 2014. Compensation expense increased $61 million (5.3 percent), reflecting the impact of merit increases and higher staffing for risk and compliance activities, while employee benefits expense was $27 million (11.0 percent) higher, mainly due to increased pension costs. Offsetting these increases was a $33 million (25.6 percent) decline in marketing and business development, principally due to charitable contributions in the fourth quarter of 2014, and $35 million (6.4 percent) lower other noninterest expense, reflecting the impact of prior year legal accruals partially offset by higher compliance-related expenses.

Noninterest expense increased $34 million (1.2 percent) on a linked quarter basis, reflecting seasonally higher costs related to investments in tax-advantaged projects and accruals related to legal and compliance matters, partially offset by the favorable impact of reduced mortgage-related compliance and talent upgrade costs which were elevated in the third quarter 2015. Compensation expense declined $13 million (1.1 percent), reflecting the impact of expense management initiatives and decreases in variable compensation, and a $13 million (4.6 percent) decrease in employee benefits expense was driven by lower payroll tax expense and healthcare costs.

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2015 resulted in a tax rate on a taxable-equivalent basis of 29.0 percent (effective tax rate of 27.2 percent), compared with 27.7 percent (effective tax rate of 25.8 percent) in the fourth quarter of 2014, and 28.1 percent (effective tax rate of 26.2 percent) in the third quarter of 2015.

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

ALLOWANCE FOR CREDIT LOSSES									Table 8
($ in millions)	4Q		3Q		2Q		1Q		4Q
	2015	% (b)	2015	% (b)	2015	% (b)	2015	% (b)	2014	% (b)

Balance, beginning of period	$4,306		$4,326		$4,351		$4,375		$4,414
Net charge-offs
Commercial	58	.28	68	.34	39	.20	40	.21	48	.26
Lease financing	5	.38	3	.23	3	.23	3	.23	(2)	(.15)

Total commercial	63	.29	71	.33	42	.20	43	.21	46	.23
Commercial mortgages	2	.02	—	—	4	.05	(1)	(.01)	(3)	(.04)
Construction and development	(2)	(.08)	(11)	(.43)	(3)	(.12)	(17)	(.72)	(7)	(.30)

Total commercial real estate	—	—	(11)	(.10)	1	.01	(18)	(.17)	(10)	(.10)
Residential mortgages	16	.12	25	.19	33	.26	35	.28	39	.30
Credit card	166	3.50	153	3.38	169	3.85	163	3.71	160	3.53
Retail leasing	1	.08	2	.14	1	.07	1	.07	1	.07
Home equity and second mortgages	6	.15	7	.17	11	.28	14	.36	17	.43
Other	53	.71	45	.65	39	.62	41	.60	52	.76

Total other retail	60	.47	54	.44	51	.43	56	.46	70	.57

Total net charge-offs, excluding covered loans	305	.48	292	.47	296	.49	279	.47	305	.51
Covered loans	—	—	—	—	—	—	—	—	3	.17

Total net charge-offs	305	.47	292	.46	296	.48	279	.46	308	.50
Provision for credit losses	305		282		281		264		288
Other changes (a)	—		(10)		(10)		(9)		(19)

Balance, end of period	$4,306		$4,306		$4,326		$4,351		$4,375

Components
Allowance for loan losses	$3,863		$3,965		$4,013		$4,023		$4,039
Liability for unfunded credit commitments	443		341		313		328		336

Total allowance for credit losses	$4,306		$4,306		$4,326		$4,351		$4,375

Gross charge-offs	$381		$372		$380		$383		$415
Gross recoveries	$76		$80		$84		$104		$107
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.67		1.71		1.76		1.79		1.78
Nonperforming loans, excluding covered loans	360		347		348		321		297
Nonperforming assets, excluding covered assets	288		280		279		261		245
Period-end loans	1.65		1.69		1.74		1.77		1.77
Nonperforming loans	361		347		349		322		298
Nonperforming assets	283		275		274		257		242

(a)    Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.

(b) Annualized and calculated on average loan balances

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

Credit Quality

The Company’s provision for credit losses for the fourth quarter of 2015 was $305 million, which was $23 million (8.2 percent) higher than the prior quarter and $17 million (5.9 percent) higher than the fourth quarter of 2014. The provision for credit losses was equal to net charge-offs in the fourth quarter of 2015, $10 million lower than net charge-offs in the third quarter of 2015, and $20 million lower than net charge-offs in the fourth quarter of 2014. Total net charge-offs in the fourth quarter of 2015 were $305 million, compared with $292 million in the third quarter of 2015, and $308 million in the fourth quarter of 2014. Net charge-offs increased $13 million (4.5 percent) on a linked quarter basis due to seasonally higher credit card charge-offs and lower commercial mortgage and construction and development recoveries, while the $3 million (1.0 percent) decrease in net charge-offs on a year-over-year basis reflected improvements in residential mortgages and total other retail loans. Given current economic conditions, the Company expects the level of net charge-offs to remain relatively stable in the first quarter of 2016.

The allowance for credit losses was $4,306 million at December 31, 2015, and at September 30, 2015, compared with $4,375 million at December 31, 2014. The ratio of the allowance for credit losses to period-end loans was 1.65 percent at December 31, 2015, compared with 1.69 percent at September 30, 2015, and 1.77 percent at December 31, 2014. The ratio of the allowance for credit losses to nonperforming loans was 361 percent at December 31, 2015, compared with 347 percent at September 30, 2015, and 298 percent at December 31, 2014.

At December 31, 2015, approximately $3.2 billion of commercial loans (approximately 1.2 percent of total loans outstanding) were to customers in energy-related businesses. The decline in energy prices over the past year has resulted in deterioration of a portion of these loans; however, the impact of this deterioration was not significant to the Company during 2015. Based on the uncertain outlook for commodity prices in the near term and the potential for further energy price declines, the Company may see additional stress within its energy and metals-related loan portfolios in 2016. At December 31, 2015, the Company had credit reserves of approximately 5 percent of total energy loan balances.

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES					Table 9
(Percent)
	Dec 31 2015	Sep 30 2015	Jun 30 2015	Mar 31 2015	Dec 31 2014

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.05	.05	.05	.05	.05
Commercial real estate	.03	.05	.05	.07	.05
Residential mortgages	.33	.33	.30	.33	.40
Credit card	1.09	1.10	1.03	1.19	1.13
Other retail	.15	.14	.14	.15	.15
Total loans, excluding covered loans	.21	.20	.19	.22	.23
Covered loans	6.31	6.57	6.66	7.01	7.48
Total loans	.32	.32	.32	.36	.38

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.25	.25	.16	.16	.19
Commercial real estate	.33	.39	.46	.58	.65
Residential mortgages	1.66	1.73	1.80	1.95	2.07
Credit card	1.13	1.16	1.12	1.32	1.30
Other retail	.46	.47	.51	.55	.53
Total loans, excluding covered loans	.67	.70	.70	.77	.83
Covered loans	6.48	6.80	6.88	7.25	7.74
Total loans	.78	.81	.82	.91	.97

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

ASSET QUALITY					Table 10
($ in millions)
	Dec 31 2015	Sep 30 2015	Jun 30 2015	Mar 31 2015	Dec 31 2014

Nonperforming loans
Commercial	$160	$157	$78	$74	$99
Lease financing	14	12	12	13	13

Total commercial	174	169	90	87	112

Commercial mortgages	92	105	116	142	175
Construction and development	35	39	59	75	84

Total commercial real estate	127	144	175	217	259

Residential mortgages	712	735	769	825	864
Credit card	9	12	16	22	30
Other retail	162	171	178	187	187

Total nonperforming loans, excluding covered loans	1,184	1,231	1,228	1,338	1,452

Covered loans	8	11	11	12	14

Total nonperforming loans	1,192	1,242	1,239	1,350	1,466

Other real estate (a)	280	276	287	293	288
Covered other real estate (a)	32	31	35	37	37
Other nonperforming assets	19	18	16	16	17

Total nonperforming assets (b)	$1,523	$1,567	$1,577	$1,696	$1,808

Total nonperforming assets, excluding covered assets	$1,483	$1,525	$1,531	$1,647	$1,757

Accruing loans 90 days or more past due, excluding covered loans	$541	$510	$469	$521	$550

Accruing loans 90 days or more past due	$831	$825	$801	$880	$945

Performing restructured loans, excluding GNMA and covered loans	$2,766	$2,746	$2,815	$2,684	$2,832

Performing restructured GNMA and covered loans	$1,944	$2,031	$2,111	$2,186	$2,273

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.58	.61	.63	.68	.72

Nonperforming assets to loans plus ORE (%)	.58	.61	.63	.69	.73

(a) Includes equity investments in entities whose principal assets are other real estate owned.
(b) Does not include accruing loans 90 days or more past due.

Nonperforming assets decreased on a linked quarter and year-over-year basis to $1,523 million at December 31, 2015, compared with $1,567 million at September 30, 2015, and $1,808 million at December 31, 2014. The ratio of nonperforming assets to loans and other real estate was 0.58 percent at December 31, 2015, compared with 0.61 percent at September 30, 2015, and 0.73 percent at December 31, 2014. The decrease in nonperforming assets on a year-over-year basis was driven primarily by reductions in the commercial real estate portfolios and residential mortgages, as economic conditions continued to slowly

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

improve. Accruing loans 90 days or more past due were $831 million ($541 million excluding covered loans) at December 31, 2015, compared with $825 million ($510 million excluding covered loans) at September 30, 2015, and $945 million ($550 million excluding covered loans) at December 31, 2014. The Company expects total nonperforming assets to remain relatively stable in the first quarter of 2016.

COMMON SHARES					Table 11
(Millions)	4Q 2015	3Q 2015	2Q 2015	1Q 2015	4Q 2014

Beginning shares outstanding	1,754	1,767	1,780	1,786	1,795
Shares issued for stock incentive plans, acquisitions and other corporate purposes	1	3	1	6	2
Shares repurchased	(10)	(16)	(14)	(12)	(11)

Ending shares outstanding	1,745	1,754	1,767	1,780	1,786

Capital Management

Total U.S. Bancorp shareholders’ equity was $46.1 billion at December 31, 2015, compared with $45.1 billion at September 30, 2015, and $43.5 billion at December 31, 2014. Including fourth quarter distributions, the Company returned 72 percent of earnings to shareholders for the full year.

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

CAPITAL POSITION					Table 12
($ in millions)	Dec 31 2015	Sep 30 2015	Jun 30 2015	Mar 31 2015	Dec 31 2014

Total U.S. Bancorp shareholders’ equity	$46,131	$45,075	$44,537	$44,277	$43,479

Standardized Approach

Basel III transitional standardized approach
Common equity tier 1 capital	$32,612	$32,124	$31,674	$31,308	$30,856
Tier 1 capital	38,431	37,197	36,748	36,382	36,020
Total risk-based capital	45,313	44,015	43,526	43,558	43,208

Common equity tier 1 capital ratio	9.6%	9.6%	9.5%	9.6%	9.7%
Tier 1 capital ratio	11.3	11.1	11.0	11.1	11.3
Total risk-based capital ratio	13.3	13.1	13.1	13.3	13.6
Leverage ratio	9.5	9.3	9.2	9.3	9.3

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach	9.1	9.2	9.2	9.2	9.0

Advanced Approaches

Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.5	13.0	12.9	12.3	12.4

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches	11.9	12.4	12.4	11.8	11.8

Tangible common equity to tangible assets	7.6	7.7	7.5	7.6	7.5
Tangible common equity to risk-weighted assets	9.2	9.3	9.2	9.3	9.3

Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the following four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III standardized approach as if fully implemented was 9.1 percent at December 31, 2015, compared with 9.2 percent at September 30, 2015, and 9.0 percent at December 31, 2014. The common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III advanced approaches as if fully implemented was 11.9 percent at December 31, 2015, compared with 12.4 percent at September 30, 2015, and 11.8 percent at December 31, 2014.

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

On Friday, January 15, 2016, at 8:00 a.m. CST, Richard K. Davis, chairman, president and chief executive officer, and Kathy Rogers, vice chair and chief financial officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side near the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 76889596. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CST on Friday, January 15 and be accessible through Friday, January 22 at 11:00 p.m. CST. To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 76889596.

Minneapolis-based U.S. Bancorp (“USB”), with $422 billion in assets as of December 31, 2015, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,133 banking offices in 25 states and 4,936 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Fourth Quarter 2015 Results

January 15, 2016

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

●	Tangible common equity to tangible assets,
●	Tangible common equity to risk-weighted assets,
●	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach, and
●	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator includes unrealized gains and losses related to available-for-sale securities and excludes preferred securities, including preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these Non-GAAP financial measures.

###

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U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2015	2014	2015	2014
Interest Income
Loans	$2,583	$2,541	$10,059	$10,113
Loans held for sale	40	41	206	128
Investment securities	499	488	2,001	1,866
Other interest income	34	32	136	121
Total interest income	3,156	3,102	12,402	12,228
Interest Expense
Deposits	113	117	457	465
Short-term borrowings	56	59	245	263
Long-term debt	168	182	699	725
Total interest expense	337	358	1,401	1,453
Net interest income	2,819	2,744	11,001	10,775
Provision for credit losses	305	288	1,132	1,229
Net interest income after provision for credit losses	2,514	2,456	9,869	9,546
Noninterest Income
Credit and debit card revenue	294	272	1,070	1,021
Corporate payment products revenue	170	174	708	724
Merchant processing services	393	384	1,547	1,511
ATM processing services	79	80	318	321
Trust and investment management fees	336	322	1,321	1,252
Deposit service charges	182	180	702	693
Treasury management fees	139	136	561	545
Commercial products revenue	222	219	867	854
Mortgage banking revenue	211	235	906	1,009
Investment products fees	44	49	185	191
Securities gains (losses), net	1	1	—	3
Other	269	318	907	1,040
Total noninterest income	2,340	2,370	9,092	9,164
Noninterest Expense
Compensation	1,212	1,151	4,812	4,523
Employee benefits	272	245	1,167	1,041
Net occupancy and equipment	246	248	991	987
Professional services	125	132	423	414
Marketing and business development	96	129	361	382
Technology and communications	230	219	887	863
Postage, printing and supplies	74	86	297	328
Other intangibles	46	51	174	199
Other	508	543	1,819	1,978
Total noninterest expense	2,809	2,804	10,931	10,715
Income before income taxes	2,045	2,022	8,030	7,995
Applicable income taxes	556	521	2,097	2,087
Net income	1,489	1,501	5,933	5,908
Net (income) loss attributable to noncontrolling interests	(13)	(13)	(54)	(57)
Net income attributable to U.S. Bancorp	$1,476	$1,488	$5,879	$5,851
Net income applicable to U.S. Bancorp common shareholders	$1,404	$1,420	$5,608	$5,583
Earnings per common share	$.80	$.79	$3.18	$3.10
Diluted earnings per common share	$.80	$.79	$3.16	$3.08
Dividends declared per common share	$.255	$.245	$1.010	$.965
Average common shares outstanding	1,747	1,787	1,764	1,803
Average diluted common shares outstanding	1,754	1,796	1,772	1,813

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	December 31, 2015	December 31, 2014
Assets
Cash and due from banks	$11,147	$10,654
Investment securities
Held-to-maturity	43,590	44,974
Available-for-sale	61,997	56,069
Loans held for sale	3,184	4,792
Loans
Commercial	88,402	80,377
Commercial real estate	42,137	42,795
Residential mortgages	53,496	51,619
Credit card	21,012	18,515
Other retail	51,206	49,264

Total loans, excluding covered loans	256,253	242,570
Covered loans	4,596	5,281

Total loans	260,849	247,851
Less allowance for loan losses	(3,863)	(4,039)

Net loans	256,986	243,812
Premises and equipment	2,513	2,618
Goodwill	9,361	9,389
Other intangible assets	3,350	3,162
Other assets	29,725	27,059

Total assets	$421,853	$402,529

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$83,766	$77,323
Interest-bearing	216,634	205,410

Total deposits	300,400	282,733
Short-term borrowings	27,877	29,893
Long-term debt	32,078	32,260
Other liabilities	14,681	13,475

Total liabilities	375,036	358,361
Shareholders’ equity
Preferred stock	5,501	4,756
Common stock	21	21
Capital surplus	8,376	8,313
Retained earnings	46,377	42,530
Less treasury stock	(13,125)	(11,245)
Accumulated other comprehensive income (loss)	(1,019)	(896)

Total U.S. Bancorp shareholders’ equity	46,131	43,479
Noncontrolling interests	686	689

Total equity	46,817	44,168

Total liabilities and equity	$421,853	$402,529

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Total equity	$46,817	$45,767	$45,231	$44,965	$44,168
Preferred stock	(5,501)	(4,756)	(4,756)	(4,756)	(4,756)
Noncontrolling interests	(686)	(692)	(694)	(688)	(689)
Goodwill (net of deferred tax liability) (1)	(8,295)	(8,324)	(8,350)	(8,360)	(8,403)
Intangible assets, other than mortgage servicing rights	(838)	(779)	(744)	(783)	(824)

Tangible common equity (a)	31,497	31,216	30,687	30,378	29,496

Tangible common equity (as calculated above)	31,497	31,216	30,687	30,378	29,496
Adjustments (2)	67	118	125	158	172

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	31,564	31,334	30,812	30,536	29,668

Total assets	421,853	415,943	419,075	410,233	402,529
Goodwill (net of deferred tax liability) (1)	(8,295)	(8,324)	(8,350)	(8,360)	(8,403)
Intangible assets, other than mortgage servicing rights	(838)	(779)	(744)	(783)	(824)

Tangible assets (c)	412,720	406,840	409,981	401,090	393,302

Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements (d)	341,360 *	336,227	333,177	327,709	317,398
Adjustments (3)	3,892 *	3,532	3,532	3,153	11,110

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)	345,252 *	339,759	336,709	330,862	328,508

Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	261,668 *	248,048	245,038	254,892	248,596
Adjustments (4)	4,099 *	3,723	3,721	3,321	3,270

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)	265,767 *	251,771	248,759	258,213	251,866

Ratios *
Tangible common equity to tangible assets (a)/(c)	7.6%	7.7%	7.5%	7.6%	7.5%
Tangible common equity to risk-weighted assets (a)/(d)	9.2	9.3	9.2	9.3	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(e)	9.1	9.2	9.2	9.2	9.0
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(f)	11.9	12.4	12.4	11.8	11.8

      *  Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

    (1) Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.

    (2) Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.

    (3) Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.

    (4) Primarily reflects higher risk-weighting for mortgage servicing rights.

Supplemental Business Line Schedules

4Q 2015

U.S. Bancorp Fourth Quarter 2015 Business Line Results

January 15, 2016

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)
	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			4Q 2015

Business Line	4Q 2015	3Q 2015	4Q 2014	4Q15 vs 3Q15	4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Percent Change	Earnings Composition
Wholesale Banking and Commercial Real Estate	$209	$213	$275	(1.9)	(24.0)	$884	$1,092	(19.0)	14%
Consumer and Small Business Banking	351	317	368	10.7	(4.6)	1,354	1,483	(8.7)	24
Wealth Management and Securities Services	71	64	64	10.9	10.9	257	251	2.4	5
Payment Services	326	320	304	1.9	7.2	1,160	1,138	1.9	22
Treasury and Corporate Support	519	575	477	(9.7)	8.8	2,224	1,887	17.9	35

Consolidated Company	$1,476	$1,489	$1,488	(.9)	(.8)	$5,879	$5,851	.5	100%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2015, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

U.S. Bancorp Fourth Quarter 2015 Business Line Results

January 15, 2016

WHOLESALE BANKING AND COMMERCIAL REAL ESTATE (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	4Q 2015	3Q 2015	4Q 2014	4Q15 vs 3Q15	4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Percent Change

Condensed Income Statement
Net interest income	$514	$516	$521	(.4)	(1.3)	$2,034	$2,030	.2
Noninterest income	223	223	234	—	(4.7)	890	965	(7.8)
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	737	739	755	(.3)	(2.4)	2,924	2,995	(2.4)
Noninterest expense	324	325	305	(.3)	6.2	1,295	1,224	5.8
Other intangibles	1	1	1	—	—	4	4	—

Total noninterest expense	325	326	306	(.3)	6.2	1,299	1,228	5.8

Income before provision and taxes	412	413	449	(.2)	(8.2)	1,625	1,767	(8.0)
Provision for credit losses	83	78	17	6.4	nm	235	51	nm

Income before income taxes	329	335	432	(1.8)	(23.8)	1,390	1,716	(19.0)
Income taxes and taxable-equivalent adjustment	120	122	157	(1.6)	(23.6)	506	624	(18.9)

Net income	209	213	275	(1.9)	(24.0)	884	1,092	(19.0)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$209	$213	$275	(1.9)	(24.0)	$884	$1,092	(19.0)

Average Balance Sheet Data
Loans	$86,034	$84,322	$79,619	2.0	8.1	$83,794	$76,522	9.5
Other earning assets	1,997	2,258	1,958	(11.6)	2.0	2,245	1,887	19.0
Goodwill	1,647	1,647	1,648	—	(.1)	1,647	1,627	1.2
Other intangible assets	19	20	22	(5.0)	(13.6)	20	21	(4.8)
Assets	94,108	92,503	87,308	1.7	7.8	92,205	83,787	10.0
Noninterest-bearing deposits	37,775	36,589	34,053	3.2	10.9	36,018	32,302	11.5
Interest-bearing deposits	51,510	50,150	47,687	2.7	8.0	50,508	47,018	7.4

Total deposits	89,285	86,739	81,740	2.9	9.2	86,526	79,320	9.1
Total U.S. Bancorp shareholders’ equity	8,393	8,440	7,836	(.6)	7.1	8,251	7,568	9.0

(a) preliminary data

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $209 million of the Company’s net income in the fourth quarter of 2015, compared with $275 million in the fourth quarter of 2014. Wholesale Banking and Commercial Real Estate’s net income decreased $66 million (24.0 percent) from the same quarter of 2014 due to increases in the provision for credit losses and total noninterest expense, along with a decrease in total net revenue. Total net revenue decreased $18 million (2.4 percent), due to a $7 million (1.3 percent) decrease in net interest income and an $11 million (4.7 percent) decrease in

U.S. Bancorp Fourth Quarter 2015 Business Line Results

January 15, 2016

total noninterest income. Net interest income decreased year-over-year, primarily due to lower rates and fees on loans, partially offset by higher average total loans. The decrease in total noninterest income was driven by higher loan-related charges, partially offset by higher wholesale transaction activity. Total noninterest expense was $19 million (6.2 percent) higher compared with a year ago, primarily due to an increase in variable costs allocated to manage the business and increased compensation and employee benefits expense, mainly due to higher variable compensation, merit and pension costs. The provision for credit losses increased $66 million due to an unfavorable change in the reserve allocation driven by a decline in energy prices and an increase in net charge-offs.

CONSUMER AND SMALL BUSINESS BANKING (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	4Q 2015	3Q 2015	4Q 2014	4Q15 vs 3Q15	4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Percent Change

Condensed Income Statement
Net interest income	$1,170	$1,161	$1,167	.8	.3	$4,617	$4,717	(2.1)
Noninterest income	610	634	635	(3.8)	(3.9)	2,497	2,601	(4.0)
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,780	1,795	1,802	(.8)	(1.2)	7,114	7,318	(2.8)
Noninterest expense	1,187	1,253	1,150	(5.3)	3.2	4,818	4,552	5.8
Other intangibles	10	10	12	—	(16.7)	40	40	—

Total noninterest expense	1,197	1,263	1,162	(5.2)	3.0	4,858	4,592	5.8

Income before provision and taxes	583	532	640	9.6	(8.9)	2,256	2,726	(17.2)
Provision for credit losses	31	33	61	(6.1)	(49.2)	127	393	(67.7)

Income before income taxes	552	499	579	10.6	(4.7)	2,129	2,333	(8.7)
Income taxes and taxable-equivalent adjustment	201	182	211	10.4	(4.7)	775	850	(8.8)

Net income	351	317	368	10.7	(4.6)	1,354	1,483	(8.7)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$351	$317	$368	10.7	(4.6)	$1,354	$1,483	(8.7)

Average Balance Sheet Data
Loans	$133,676	$130,600	$131,404	2.4	1.7	$130,962	$130,300	.5
Other earning assets	4,661	7,625	4,895	(38.9)	(4.8)	6,519	3,812	71.0
Goodwill	3,681	3,682	3,681	—	—	3,682	3,603	2.2
Other intangible assets	2,654	2,661	2,605	(.3)	1.9	2,594	2,674	(3.0)
Assets	148,794	148,517	146,598	.2	1.5	147,832	144,137	2.6
Noninterest-bearing deposits	27,034	26,833	25,386	.7	6.5	26,137	23,743	10.1
Interest-bearing deposits	110,598	109,699	106,518	.8	3.8	109,599	104,147	5.2

Total deposits	137,632	136,532	131,904	.8	4.3	135,736	127,890	6.1
Total U.S. Bancorp shareholders’ equity	10,795	10,690	11,494	1.0	(6.1)	10,953	11,484	(4.6)

(a) preliminary data

U.S. Bancorp Fourth Quarter 2015 Business Line Results

January 15, 2016

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking. Consumer and Small Business Banking contributed $351 million of the Company’s net income in the fourth quarter of 2015, compared with $368 million in the fourth quarter of 2014. Consumer and Small Business Banking’s net income decreased $17 million (4.6 percent) from the same quarter of 2014 due to a decrease in total net revenue and an increase in total noninterest expense, partially offset by a decrease in the provision for credit losses. Total net revenue decreased $22 million (1.2 percent). Net interest income was $3 million (0.3 percent) higher due to higher average loan and deposit balances. Noninterest income was $25 million (3.9 percent) lower, primarily due to lower mortgage banking revenue as a result of an unfavorable change in the valuation of MSRs, net of hedging activities. Total noninterest expense in the fourth quarter of 2015 increased $35 million (3.0 percent) over the same quarter of the prior year, primarily due higher mortgage servicing-related expenses, along with higher compensation and employee benefits expense, reflecting higher variable compensation, merit and pension costs. The provision for credit losses decreased $30 million (49.2 percent) due to lower net charge-offs, along with a favorable change in the reserve allocation driven by improvements in the mortgage portfolio.

U.S. Bancorp Fourth Quarter 2015 Business Line Results

January 15, 2016

WEALTH MANAGEMENT AND SECURITIES SERVICES (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	4Q 2015	3Q 2015	4Q 2014	4Q15 vs 3Q15	4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Percent Change

Condensed Income Statement
Net interest income	$110	$98	$95	12.2	15.8	$386	$383	.8
Noninterest income	372	366	357	1.6	4.2	1,466	1,396	5.0
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	482	464	452	3.9	6.6	1,852	1,779	4.1
Noninterest expense	364	355	342	2.5	6.4	1,420	1,343	5.7
Other intangibles	7	7	8	—	(12.5)	28	33	(15.2)

Total noninterest expense	371	362	350	2.5	6.0	1,448	1,376	5.2

Income before provision and taxes	111	102	102	8.8	8.8	404	403	.2
Provision for credit losses	—	1	1	nm	nm	—	9	nm

Income before income taxes	111	101	101	9.9	9.9	404	394	2.5
Income taxes and taxable-equivalent adjustment	40	37	37	8.1	8.1	147	143	2.8

Net income	71	64	64	10.9	10.9	257	251	2.4
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$71	$64	$64	10.9	10.9	$257	$251	2.4

Average Balance Sheet Data
Loans	$6,639	$6,215	$5,722	6.8	16.0	$6,226	$5,420	14.9
Other earning assets	172	192	210	(10.4)	(18.1)	191	182	4.9
Goodwill	1,567	1,567	1,570	—	(.2)	1,567	1,568	(.1)
Other intangible assets	116	123	146	(5.7)	(20.5)	126	159	(20.8)
Assets	9,470	9,053	8,739	4.6	8.4	9,178	8,500	8.0
Noninterest-bearing deposits	16,297	14,997	15,246	8.7	6.9	14,469	15,157	(4.5)
Interest-bearing deposits	46,339	46,677	41,520	(.7)	11.6	45,272	39,139	15.7

Total deposits	62,636	61,674	56,766	1.6	10.3	59,741	54,296	10.0
Total U.S. Bancorp shareholders’ equity	2,325	2,304	2,286	.9	1.7	2,308	2,284	1.1

(a) preliminary data

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $71 million of the Company’s net income in the fourth quarter of 2015, compared with $64 million in the fourth quarter of 2014. The business line’s contribution was $7 million (10.9 percent) higher than the same quarter of 2014, primarily reflecting an increase in total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased $30 million (6.6 percent) year-over-year, driven by a $15 million (4.2 percent) increase in total noninterest income, reflecting the impact of account growth and improved market

U.S. Bancorp Fourth Quarter 2015 Business Line Results

January 15, 2016

conditions and lower fee waivers, along with an increase in net interest income of $15 million (15.8 percent), principally due to higher average deposit balances. Total noninterest expense increased $21 million (6.0 percent), primarily as a result of higher net shared services expense and increased compensation and employee benefits expense due to merit and pension costs. The provision for credit losses was relatively flat year-over-year.

PAYMENT SERVICES (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	4Q 2015	3Q 2015	4Q 2014	4Q15 vs 3Q15	4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Percent Change

Condensed Income Statement
Net interest income	$520	$484	$471	7.4	10.4	$1,930	$1,749	10.3
Noninterest income	870	874	843	(.5)	3.2	3,371	3,292	2.4
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,390	1,358	1,314	2.4	5.8	5,301	5,041	5.2
Noninterest expense	637	639	601	(.3)	6.0	2,540	2,310	10.0
Other intangibles	28	24	30	16.7	(6.7)	102	122	(16.4)

Total noninterest expense	665	663	631	.3	5.4	2,642	2,432	8.6

Income before provision and taxes	725	695	683	4.3	6.1	2,659	2,609	1.9
Provision for credit losses	202	180	193	12.2	4.7	787	766	2.7

Income before income taxes	523	515	490	1.6	6.7	1,872	1,843	1.6
Income taxes and taxable-equivalent adjustment	190	187	178	1.6	6.7	681	670	1.6
Net income	333	328	312	1.5	6.7	1,191	1,173	1.5
Net (income) loss attributable to noncontrolling interests	(7)	(8)	(8)	12.5	12.5	(31)	(35)	11.4

Net income attributable to U.S. Bancorp	$326	$320	$304	1.9	7.2	$1,160	$1,138	1.9

Average Balance Sheet Data
Loans	$26,719	$25,769	$25,597	3.7	4.4	$25,712	$24,854	3.5
Other earning assets	1,039	402	309	nm	nm	526	388	35.6
Goodwill	2,469	2,475	2,499	(.2)	(1.2)	2,474	2,514	(1.6)
Other intangible assets	436	381	454	14.4	(4.0)	411	484	(15.1)
Assets	33,082	31,584	31,681	4.7	4.4	31,796	31,097	2.2
Noninterest-bearing deposits	891	851	846	4.7	5.3	879	740	18.8
Interest-bearing deposits	708	710	628	(.3)	12.7	696	633	10.0

Total deposits	1,599	1,561	1,474	2.4	8.5	1,575	1,373	14.7
Total U.S. Bancorp shareholders’ equity	6,044	5,829	5,764	3.7	4.9	5,868	5,697	3.0

(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $326 million of the Company’s net income in the fourth quarter of 2015,

U.S. Bancorp Fourth Quarter 2015 Business Line Results

January 15, 2016

compared with $304 million in the fourth quarter of 2014. The $22 million (7.2 percent) increase in the business line’s contribution from the prior year was due to an increase in total net revenue, partially offset by an increase in noninterest expense and an increase in the provision for credit losses. Total net revenue increased $76 million (5.8 percent) year-over-year. Net interest income increased $49 million (10.4 percent), primarily due to improved loan rates and higher average loan balances and fees. Total noninterest income was $27 million (3.2 percent) higher year-over-year due to an increase in credit and debit card revenue on higher transaction volumes, along with higher merchant processing services, driven by increased transaction volumes and product fees and equipment sales to merchants related to new chip card technology requirements, partially offset by the impact of foreign currency rate changes. Total noninterest expense increased $34 million (5.4 percent) over the fourth quarter of 2014, driven by higher net shared services, compensation and marketing expenses. The provision for credit losses increased $9 million (4.7 percent) due to higher net charge-offs.

U.S. Bancorp Fourth Quarter 2015 Business Line Results

January 15, 2016

TREASURY AND CORPORATE SUPPORT (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	4Q 2015	3Q 2015	4Q 2014	4Q15 vs 3Q15	4Q15 vs 4Q14	Full Year 2015	Full Year 2014	Percent Change

Condensed Income Statement
Net interest income	$557	$562	$545	(.9)	2.2	$2,247	$2,118	6.1
Noninterest income	264	230	300	14.8	(12.0)	868	907	(4.3)
Securities gains (losses), net	1	(1)	1	nm	—	—	3	nm

Total net revenue	822	791	846	3.9	(2.8)	3,115	3,028	2.9
Noninterest expense	251	161	355	55.9	(29.3)	684	1,087	(37.1)
Other intangibles	—	—	—	—	—	—	—	—

Total noninterest expense	251	161	355	55.9	(29.3)	684	1,087	(37.1)

Income before provision and taxes	571	630	491	(9.4)	16.3	2,431	1,941	25.2
Provision for credit losses	(11)	(10)	16	(10.0)	nm	(17)	10	nm

Income before income taxes	582	640	475	(9.1)	22.5	2,448	1,931	26.8
Income taxes and taxable-equivalent adjustment	57	59	(7)	(3.4)	nm	201	22	nm

Net income	525	581	482	(9.6)	8.9	2,247	1,909	17.7
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(5)	—	(20.0)	(23)	(22)	(4.5)

Net income attributable to U.S. Bancorp	$519	$575	$477	(9.7)	8.8	$2,224	$1,887	17.9

Average Balance Sheet Data
Loans	$3,624	$3,630	$4,079	(.2)	(11.2)	$3,765	$4,596	(18.1)
Other earning assets	108,530	108,252	101,168	.3	7.3	107,505	93,033	15.6
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	—	—	—	—	—	—	—	—
Assets	129,668	128,782	120,390	.7	7.7	127,854	112,483	13.7
Noninterest-bearing deposits	1,897	1,670	1,427	13.6	32.9	1,700	1,513	12.4
Interest-bearing deposits	1,456	1,516	2,168	(4.0)	(32.8)	1,873	2,248	(16.7)

Total deposits	3,353	3,186	3,595	5.2	(6.7)	3,573	3,761	(5.0)
Total U.S. Bancorp shareholders’ equity	18,216	17,604	16,463	3.5	10.6	17,433	15,804	10.3

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, income taxes not allocated to business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $519 million in the fourth quarter of 2015, compared with $477 million in the fourth quarter of 2014. The increase in net income of $42 million (8.8 percent) over the prior year was due to decreases in total noninterest expense and the provision for credit losses, partially offset by a decrease in total net revenue. Net interest income increased $12 million (2.2 percent) over the fourth quarter of 2014, principally

U.S. Bancorp Fourth Quarter 2015 Business Line Results

January 15, 2016

due to growth in the investment portfolio. Total noninterest income decreased $36 million (12.0 percent) from the fourth quarter of last year, mainly due to the 2014 Nuveen gain, partially offset by the HSA deposit sale. Total noninterest expense decreased $104 million (29.3 percent), principally due to the notable items in the fourth quarter of 2014, partially offset by higher compensation and employee benefits expense, reflecting higher pension costs, the impact of merit increases and staffing for risk and compliance activities. The provision for credit losses was $27 million lower year-over-year, primarily due to lower net charge-offs, along with a favorable change in the reserve allocation.